Asure Software Welcomes Charlie Lathrop to Board of Directors

AUSTIN, TEXAS — Aug. 22, 2019 — Asure Software (NASDAQ: ASUR), the leading provider of workforce and workspace software solutions, announced the appointment of Charlie Lathrop to the company’s board of directors.

Lathrop brings 14 years of leadership experience in the workforce management space, including a seven year stint as chairman, president and chief executive officer of CompuPay. With a focus on organic growth and acquisitions, Lathrop played an integral role in rapidly tripling the size of CompuPay - a small, regional company in South Florida at the time - to become one of the largest payroll processing and related service providers in the U.S. Prior to CompuPay, Lathrop was chairman, president and chief executive officer of Advantage Payroll Services where he successfully grew the company from $12 million in annual revenue in 1997 to over $75 million before managing the sale of the company to Paychex in September 2002.

Before joining the Asure Software board of directors, Lathrop previously served as a board member to the following companies:

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Construction Labor Contractors (CLC), a leading provider of temporary staffing of skilled tradesmen for the commercial construction market. The company, headquartered in Richfield, Ohio, has 15 sales office throughout the Midwest, Mid-Atlantic and Southwest that service clients in all 50 states. CLC provides a variety of skilled trades to construction sites, including electricians, plumbers, carpenters and HVAC technicians.

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iSystems, a leading national Software as a Service (“SaaS”) provider of human capital management software for service bureaus including independent payroll processors, banks and CPAs that was acquired by Asure in 2017. The company’s HCM software includes payroll, tax, HR management, time and labor, business analytics, and more. iSystems has approximately 100 licensees who in turn process payroll for roughly 75,000 small and mid-sized businesses.

•	Glazer-Kennedy Insider’s Circle a leading provider of marketing training and advice to entrepreneurs and small businesses.

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Cast & Crew Entertainment Services, a leading provider of technology-enabled payroll and related business process outsourcing (BPO) services to the film, television, live entertainment and commercial production markets in North America.

“We are pleased to welcome Charlie to our board of directors and look forward to leveraging his extensive background in successfully developing and growing companies in the workforce management industry,” said Pat Goepel, CEO of Asure Software. “I look forward to the insights and great value Charlie can bring to the board as Asure continues to grow at an astounding pace through our innovative smart office suite of workforce and workspace solutions that are helping modern companies embrace the new normal of when, where, and how people work today and far into the future.”

About Asure Software
Asure Software, Inc., headquartered in Austin, Texas, provides innovative and flexible SaaS-based cloud platforms that help clients worldwide elevate how, when, and where work gets done throughout the employee lifecycle. More than a Human Capital Management (HCM) software program, our Smart Office suite capitalizes on the intrinsic value between workforce and workspace so organizations of all sizes can better compete for talent, space, time, and capital assets. Asure Software’s offerings include a fully-integrated HCM platform, Time & Attendance, Talent Management, Employee Benefits, Benefits Administration, Payroll & Tax, Asset & Move Management, Full-Service Room Scheduling, Hoteling & Mobile Workforce and Workplace Occupancy Sensors. Visit us at www.asureosoftware.com.

Contacts
Stacy Zellner
Director of Marketing
Asure Software
szellner@asuresoftware.com
888-323-8835 x 3111
Andrea Oliveira
Oliveira House PR (OHPR)
andrea@oliveirahousepr.com
458-206-6478